UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2022

IVANHOE ELECTRIC INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41436	32-0633823
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

606 – 999 Canada Place Vancouver, BC Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 689-8765

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IE	NYSE American and Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2022, Ivanhoe Electric, Inc. (the “Company”) announced that Taylor Melvin was appointed President and Chief Executive Officer of the Company, effective November 21, 2022. Mr. Melvin will also be appointed to the Board of Directors effective on the commencement of his employment with the Company.

Robert Friedland will step down as Chief Executive Officer of the Company effective November 21, 2022. Mr. Friedland will remain as the Executive Chair of the Board of Directors of the Company.

The Company also announced thatEric Finlayson, the Company’s President, will assume a new role as Chief of Global Exploration.

Mr. Melvin has over 20 years of experience in the natural resources sector as a senior corporate development professional and investment banker. He was most recently Vice President, Corporate Development for Freeport McMoRan Inc. (NYSE: FCX), a leading international mining company focused on copper, headquartered in Arizona. Prior to joining Freeport-McMoRan in 2008, Mr. Melvin was an Executive Director in J.P. Morgan’s Natural Resources investment banking group in New York. Mr. Melvin received his Bachelor of Science in Business Administration and his MBA from the University of North Carolina at Chapel Hill. Mr. Melvin is 52 years old.

On October 21, 2022, Mr. Melvin entered into an employment agreement with the Company (the “Employment Agreement”) for a term to continue indefinitely until Mr. Melvin resigns or is terminated in accordance with the terms and conditions of the Employment Agreement. Pursuant to the terms of the Employment Agreement, Mr. Melvin is entitled to an annual base salary of $500,000 per year (“Base Salary”). Mr. Melvin will be eligible on an annual basis to receive short-term and long-term incentive awards, with a short-term bonus target of 100% of his Base Salary (“Short Term Bonus”) and a long-term bonus target of 200% of his Base Salary for 2023, based on the terms and conditions of the Company’s then effective annual incentive and equity-based incentive plans or programs and contingent upon the degree of achievement of any applicable performance goals. The Company will make an initial grant of 500,000 stock options (“Options”) with an exercise price of not less than $11.75 per share or at least equal to the fair market value per share on the date of grant if the market value is greater than $11.75 per share on the date of grant, which will be designated as incentive stock options to the extent permissible with the remainder as nonqualified stock options, and 750,000 restricted stock units (“RSUs”). Options and RSUs will vest over three years in accordance with the terms of the applicable equity plans and award grant agreements.

In the event Mr. Melvin’s employment is terminated by the Company without “Cause” (as defined in the Employment Agreement) and such termination is not in connection with a Change in Control (as defined in the Employment Agreement), then Mr. Melvin will be entitled to severance pay equal to equal to 1.5 times his annual Base Salary and 1.5 times the target annual bonuses for the year in which termination of employment occurs. In the event of a Change of Control where Mr. Melvin’s employment is terminated during the 12 month period following such Change in Control by the Company without “Cause” or Mr. Melvin resigns for “Good Reason”, then Mr. Melvin will be entitled to severance pay equal to a lump sum cash payment equal to 18 months of his annual Base Salary plus one additional month for each full year of service after the third full year of service up a maximum of 24 months annual Base Salary together with 150% of the Short Term Bonus for the year in which termination of employment occurs.

There is no arrangement or understanding between Mr. Melvin and any other person pursuant to which Mr. Melvin was selected as an officer or director. There are no family relationships between Mr. Melvin and any of our directors or executive officers. Mr. Melvin has not had an interest in any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, that requires disclosure pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release dated October 21, 2022, relating to the announcement described in Item 5.02, is furnished as Exhibit 99.1 to this Form 8-K.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

2

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement
99.1	Press Release dated October 21, 2022
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVANHOE ELECTRIC INC.

Date: October 21, 2022	By:	/s/ Eric Finlayson
Eric Finlayson
President

4